EXHIBIT 99.1

Midland States Bancorp, Inc. Announces Authorization of New $25 Million Stock Repurchase Program

EFFINGHAM, Ill., Dec. 05, 2023 (GLOBE NEWSWIRE) -- Midland States Bancorp, Inc. (NASDAQ: MSBI) announced today that its Board of Directors has approved a new stock repurchase program that authorizes the Company to repurchase up to $25 million of its common stock. The new stock repurchase program will become effective on January 1, 2024 and expires on December 31, 2024. The Company’s current stock repurchase program expires on December 31, 2023 and has approximately $7.2 million remaining under the authorization.

Jeffrey G. Ludwig, President and Chief Executive Officer of the Company, said, “We continue to have a balanced approach to capital deployment and the authorization of the new stock repurchase program will continue to provide us with the flexibility to make capital allocation decisions that we believe are in the best long-term interests of shareholders. We will continue to evaluate stock repurchases on a regular basis while maintaining our objective to strengthen our capital ratios to support the continued long-term growth of the Midland franchise and position the Company to effectively manage through the current period of economic uncertainty.”

Stock repurchases under the Company’s authorized program may be made from time to time on the open market, in privately negotiated transactions, or in any other manner that complies with applicable securities laws, at the discretion of the Company. The timing of purchases and the number of shares repurchased under the program is dependent upon a variety of factors including price, trading volume, corporate and regulatory requirements, and market conditions. The repurchase program may be suspended or discontinued at any time without prior notice.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of September 30, 2023, the Company had total assets of approximately $7.98 billion, and its Wealth Management Group had assets under administration of approximately $3.50 billion. The Company provides a full range of commercial and consumer banking products and services and business equipment financing, merchant credit card services, trust and investment management, insurance and financial planning services. For additional information, visit https://www.midlandsb.com/ or https://www.linkedin.com/company/midland-states-bank.

CONTACTS:
Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321